Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS AUTHORIZES STOCK REPURCHASE

WINCHESTER, Virginia (November 24, 2015) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second fiscal quarter ended October 31, 2015.

Net sales for the second fiscal quarter increased 18% to $256.3 million compared with the same quarter of the prior fiscal year. Net sales for the first six months of the current fiscal year increased 13% to $487.5 million from the comparable period of the prior fiscal year. The Company experienced growth in all channels during the second quarter of fiscal year 2016.

Net income was $18.2 million ($1.10 per diluted share) for the second quarter of the current fiscal year compared with $7.7 million ($0.48 per diluted share) for the second quarter of the prior fiscal year. Net income for the first six months of fiscal year 2016 was $33.3 million ($2.03 per diluted share) compared with $16.9 million ($1.07 per diluted share) for the same period of the prior fiscal year.

Gross profit for the second quarter of the current fiscal year was 21.9% of net sales compared with 17.0% in the same quarter of the prior year. Gross profit for the first six months of the current fiscal year was 21.8% of net sales compared with 17.2% for the same period in the prior year. Gross profit in the current quarter and the first six months of the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency.

Selling, general and administrative costs for the second quarter of fiscal year 2016 were 10.7% of net sales compared with 11.3% in the same quarter of the prior year. Selling, general and administrative costs for the first six months of the current fiscal year were 11.1% of net sales compared with 11.2% for the same period in the prior year. The improvement in the Company’s operating expense ratio in the current quarter and the first six months of the current fiscal year was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $39.4 million during the first half of fiscal year 2016 compared with $18.6 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability, lower increases in inventory levels and higher accrued expenses. Net cash used by investing activities was $25.8 million during the first half of the current fiscal year compared with $26.0 million during the same period of the prior year due to a $16.5 million reduced investment in short-term certificates of deposit, which was partially offset by increased investment in promotional displays, property, plant and equipment of $16.4 million. Net cash provided by financing activities of $1.9 million decreased $0.6 million during the first half of the current fiscal year compared to the same period in the prior year as the company repurchased 108,787 shares of common stock at a cost of $7.0 million, a $1.9 million reduction from the prior year, and proceeds from the exercise of stock options decreased $1.9 million.

- MORE -

AMWD Announces Second Quarter Results

November 24, 2015

On November 19, 2015, the Board of Directors authorized an additional stock repurchase program of up to $20 million of the Company's outstanding common shares. This authorization is in addition to the stock repurchase program authorized on November 20, 2014. Management expects to fund share repurchases using available cash and cash generated from operations.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2015	2014	2015	2014

Net Sales	$256,292	$217,693	$487,490	$429,610
Cost of Sales & Distribution	200,240	180,712	381,265	355,515
Gross Profit	56,052	36,981	106,225	74,095
Sales & Marketing Expense	16,783	16,296	32,502	31,811
G&A Expense	10,733	8,245	21,464	16,656
Restructuring Charges, net	—	—	—	3
Operating Income	28,536	12,440	52,259	25,625
Interest & Other (Income) Expense	3	118	5	249
Income Tax Expense	10,353	4,651	18,916	8,467
Net Income	$18,180	$7,671	$33,338	$16,909

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,472,645	15,960,236	16,446,937	15,864,560

Income Per Diluted Share	$1.10	$0.48	$2.03	$1.07

- MORE -

AMWD Announces Second Quarter Results

November 24, 2015

Condensed Consolidated Balance Sheet
(Unaudited)
	October 31	April 30
	2015	2015

Cash & Cash Equivalents	$164,972	$149,541
Investments - certificates of deposit	29,250	35,500
Customer Receivables	61,205	46,142
Inventories	37,801	35,988
Other Current Assets	15,730	14,324
Total Current Assets	308,958	281,495
Property, Plant & Equipment	101,776	85,516
Other Assets	39,319	31,893
Total Assets	$450,053	$398,904

Current Portion - Long-Term Debt	$1,541	$1,457
Accounts Payable & Accrued Expenses	99,698	83,333
Total Current Liabilities	101,239	84,790
Long-Term Debt	21,033	21,498
Other Liabilities	60,854	62,774
Total Liabilities	183,126	169,062
Stockholders' Equity	266,927	229,842
Total Liabilities & Stockholders' Equity	$450,053	$398,904

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	October 31
	2015	2014

Net Cash Provided by Operating Activities	$39,350	$18,637
Net Cash Used by Investing Activities	(25,795)	(25,984)
Net Cash Provided by Financing Activities	1,876	2,510
Net Increase (Decrease) in Cash and Cash Equivalents	15,431	(4,837)
Cash and Cash Equivalents, Beginning of Period	149,541	135,700

Cash and Cash Equivalents, End of Period	$164,972	$130,863

- END -